CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement of GTC Telecom Corp. (the "Company") on Form S-8, and in the Reoffer Prospectus referred to therein, of our report dated March 4, 1999, on our audit of the financial statements of GenTel Communications, Inc. as of June 30, 1998, and for the periods from May 29, 1987 (date of inception) to June 30, 1998 and the year ended June 30, 1998, which report is included in the Company's Registration Statement on Form 10-SB (File No. O-25703), as amended. We also consent to the use of our name as it appears under the caption "Experts."



Irvine, California                               CORBIN & WERTZ
October 6, 1999